LIBERTY STAR GOLD CORP

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118

http://www.libertystargold.com/

August 14, 2006
NR 38	OTCBB: LBTS

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR DEFINES DRILL TARGET AT ROCK SW BRECCIA PIPE

Tucson, Arizona–August 14, 2006–Liberty Star Gold Corp (the “Company”), (symbol: LBTS) is pleased to announce that through the use of geophysics, detection of radiation from uranium, and geology combined with computer techniques the Company has defined a very large mineralized zone within the Rock SW Pipe collapse feature, part of the North Pipes Super Project of Arizona. This zone is about 1,200 feet in diameter–approximately four times larger than the typical known mineralized pipe in this district.

Application has been made to permit the drilling of five reverse circulation drill holes to a minimum of 1,000 feet in depth. Environmental work for the permit has already been completed and the application is expected to be approved within about fifteen days from submission. On approval, we expect to finalize plans for drilling. If uranium mineralization is intersected as expected, we plan to undertake extensive diamond drilling in order to attempt to define an ore body.

This feature is represented at the surface by strong alteration, bleaching and iron staining indicating past presence of sulphides. It has geophysical indications of sulphide mineralization beginning at a depth of approximately 550 feet and extending downward for at least one thousand feet. We have interpreted it as a mineralized breccia pipe like those at the Hack Canyon mines about a mile to the south. The strong geophysical response suggests sulphides (pyrite) which accompany uranium mineralization in this area. Radiation detection equipment (a gamma ray spectrometer) indicates presence of uranium at depth coinciding with the geophysical anomaly. Drilling is required to make the final determination of grade and amount (tonnage) of the indicated mineralization.

This drill target is part of a massive collapse feature that includes 17 breccia Pipes owned by the Company within slightly more than one square mile. Ten of these grouped around the Rock SW Pipe have geophysical anomalies and uranium radiation anomalies associated with them along survey lines completed to date. Additional work is under way. The Company believes that the geoscientific indicators described above suggest a major Pipe complex with high potential for significant uranium and associated copper, silver, vanadium, zinc and other metal mineralization. These characteristics are similar to past producing mines in the immediate area. If drilling demonstrates viable ore bodies they may be extractable from a common underground mine complex.

The Company is looking forward to pursuing these exciting opportunities. The previously announced joint venture is progressing. Company management has been contacted by more than three interested parties concerning similar arrangements. These are being vigorously pursued.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to raise sufficient funds to complete our intended exploration; that our application to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data can be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time-to-time with the Securities and Exchange Commission.